EXHIBIT 99.1

Core-Mark Signs Definitive Agreement to Purchase J.T. Davenport & Sons, Positioning Company to Add Over $600 Million in Annualized Revenues
South San Francisco, California - December 10, 2012 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has signed a Definitive Stock Purchase Agreement to acquire J.T. Davenport & Sons, Inc. (Davenport) located in Sanford, North Carolina. The transaction is structured as an all-cash stock acquisition pursuant to which Davenport will become a wholly-owned, indirect subsidiary of Core-Mark.

Davenport was ranked as the 15th largest convenience wholesaler by Convenience Store News, with 2011 revenues reaching approximately $600 million. The owners, management and employees of Davenport have built their company into a leading independent wholesale distributor in the Southeast. Their commitment to bringing value to their customers has resonated with the 2,000 convenience stores they serve from their modern facility in Sanford, North Carolina. Davenport has an established track record of sales and profit and is an industry leader in their sales technology.

The purchase price is estimated to be approximately $45 million, predicated on the value of certain assets and liabilities to be determined at closing. No debt is being assumed in this transaction. Core-Mark will fund this purchase with a combination of cash on hand and borrowings under its $200 million revolving credit facility. The deal is expected to close by the end of 2012 and is expected to be accretive in 2013, excluding approximately $2.5 million in start-up and conversion costs, a portion of which will be incurred in 2012.

“We are extremely pleased to welcome Mark Davenport and his company to the Core-Mark family. For decades, J.T. Davenport has built a well-deserved reputation as a top tier distributor in the industry. I look forward to Mark's leadership in creating customer solutions by combining J.T. Davenport's best practices and market presence with Core-Mark's marketing strategies and technology,” said J. Michael Walsh, President and Chief Executive Officer of Core-Mark. “Our shared cultures, values, and focus on customer needs make this business combination a great fit.”

“In 2012 our company will have reached its 95th successful year of operation by placing value in building strong partnerships with our customers, the dedication of our employees and the support of our supplier community. As the industry has grown and changed over time, Davenport changed with those demands but always stayed consistent with our values.  In Core-Mark we see the same vision and dedication necessary to continue servicing our customers' needs. Core-Mark's decentralized platform will allow Davenport's customers and employees greater opportunity to meet the unique challenges we face at the local level while enjoying the leverage and support of being a national supplier. The Davenport management team and I are looking forward to the opportunity this provides us in bringing new and exciting programs to our customers, helping them grow their sales and profits” said Mark Davenport, President of Davenport.

About Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 29,000 customer locations in the U.S. and Canada through 27 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

About J.T. Davenport & Sons
J.T. Davenport & Sons, Inc. engages in the wholesale distribution of convenience groceries, candies, tobacco, food service products, health and beauty products, and general merchandise. Davenport established its presence in Sanford, North Carolina in 1917, the company services customers in eight states and presently employs approximately 340 people, servicing approximately 2,000 convenience stores. The company's mission is to sustain planned, profitable growth with their business partners by providing superior service and unique solutions while creating an environment for their employees that encourages teamwork and innovative thinking.

Safe Harbor
Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial conditions or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.
Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our ability to complete the transaction considering the various closing conditions, including those conditions related to any regulatory approvals; our ability to successfully integrate acquired businesses; unexpected costs and benefits of the transaction; changes in management plans relating to the transaction or the entity acquired; failure or disruptions of information technology systems or of our ability to integrate the information technology systems of the acquired business; our ability to borrow additional capital; changes in the expected timing of the completion of the transaction; governmental regulations and changes thereto, including fair trade and tax laws; our ability to achieve the expected benefits of implementation of marketing initiatives; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; and our dependence on senior management. Refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 8, 2012 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x3027 or at mdraper@core-mark.com.